EXHIBIT 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 7, 2006 on the 2005 and 2004 consolidated financial statements of ChoiceOne Financial Services, Inc. included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 26, 2007